Exhibit 99.1

[Logo of Mellon]

News Release

MEDIA: Ken Herz (412) 234-0850 Ron Sommer (412) 236-0082	ANALYSTS: Don MacLeod (412) 234-5601 Andy Clark (412) 234-4633	Corporate Affairs One Mellon Center Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON REPORTS RECORD FIRST QUARTER 2001 RESULTS
- Increases common stock dividend by 9 percent -

PITTSBURGH, April 17, 2001-Mellon Financial Corporation (NYSE: MEL) today announced record first quarter 2001 diluted earnings per share of 54 cents, an increase of 8 percent compared with 50 cents per share reported in the first quarter of 2000. The Corporation also announced a record return on equity of 26.9 percent and a record return on assets of 2.22 percent. These results were achieved despite the impact of the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party. Core business sectors' contribution to earnings per share, which excludes the revenues and related expenses from this contract, and other business exits/divestitures activity from both periods, increased 20 percent quarter over quarter.

Financial Highlights	Quarter ended

(dollar amounts in millions, except per share amounts; returns are annualized)	March 31, 2001	Dec. 31, 2001	March 31, 2000

Reported results (a):
Diluted earnings per share	$ .54	$ .52	$ .50
Net income	$264	$255	$253
Return on equity	26.9%	25.2%	26.0%
Return on assets	2.22%	2.17%	2.15%

Results excluding goodwill amortization (b):
Diluted earnings per share	$ .59	$ .56	$ .55
Net income	$291	$280	$279
Return on equity	29.6%	27.7%	28.7%
Return on assets	2.45%	2.39%	2.37%

Fee revenue as a percentage of net interest and fee revenue (FTE)	73%	71%	71%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	52%	51%	51%
Efficiency ratio excluding amortization of goodwill	61%	60%	61%

(a)	Computed in accordance with generally accepted accounting principles.
(b)	Results exclude the after-tax impact of the amortization of goodwill from purchase acquisitions. See page 17 for the definition of these amounts and ratios.

"As our first-quarter performance indicates, we've established a clear connection between delivering on the Mellon brand promise of meeting or exceeding our customers' expectations and successfully implementing a business strategy based on growing the fee-based segments of our business, lowering our risk profile and re-engineering our businesses to achieve strong customer relationships and substantial levels of return. We're confident that our strategy will continue to serve us well, even as we respond to weakened economic conditions," said Martin G. McGuinn, Mellon chairman and chief executive officer.

The Corporation increased its quarterly common stock dividend by 9 percent to 24 cents per share. This cash dividend is payable on May 15, 2001, to shareholders of record at the close of business on April 30, 2001. This is the 11th quarterly common dividend increase that the Corporation has announced since the beginning of 1993, resulting in a total common dividend per share increase of 311 percent.

First Quarter 2001 Financial Highlights:

•	Return on equity increased to 26.9 percent from 26.0 percent in the first quarter of 2000 and 25.2 percent in the fourth quarter of 2000.

•	Return on assets increased to 2.22 percent from 2.15 percent in the first quarter of 2000 and 2.17 percent in the fourth quarter of 2000.

•	Fee revenue totaled 73 percent of net interest and fee revenue in the first quarter of 2001, compared with 71 percent in both the first and fourth quarters of 2000. Trust and investment fee revenue totaled 52 percent of net interest and fee revenue in the first quarter of 2001, compared with 51 percent in both the first and fourth quarters of 2000.

•	Fee revenue increased 4 percent compared to the prior-year period and 1 percent compared to the fourth quarter of 2000, excluding the impact of acquisitions as well as the previously-disclosed May 2000 expiration of the long-term mutual fund administration contract with a third party. Fees from that contract totaled $24 million pre-tax, or approximately 3 cents per common share, in the first quarter of 2000.

•	Assets under management totaled $520 billion, with assets under management, administration or custody totaling approximately $2.8 trillion at March 31, 2001. Assets managed by subsidiaries and affiliates outside the United States totaled $66 billion at March 31, 2001.

•	The net interest margin was 3.52 percent in the first quarter of 2001, down from 3.54 percent in the first quarter of 2000, and 3.62 percent in the fourth quarter of 2000, primarily due to higher funding costs related to the repurchase of common stock, as well as a lower yielding and more liquid asset mix.

•	Operating expense decreased 2 percent in the first quarter of 2001 compared with the first quarter of 2000, and was substantially unchanged compared with the fourth quarter of 2000, excluding the impact of acquisitions.

•	The Corporation repurchased approximately 11.4 million common shares during the quarter, leaving 7.2 million shares available for repurchase under the current 25 million share repurchase program. Since Jan. 1, 1999, the Corporation's common shares outstanding have been reduced by 46.6 million shares, or 8.9 percent, net of reissuances, due to stock repurchases totaling approximately $2.3 billion, at an average share price of $37.16 per share.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody and benefits consulting services and offers a comprehensive array of banking services for individuals and corporations. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $520 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

Pre-recorded comments from Steven G. Elliott, senior vice chairman and chief financial officer, regarding first quarter 2001 earnings are available by calling (412) 236-5385 beginning at approximately 9 a.m. EDT on Tuesday, April 17, 2001, through 5 p.m. EDT on Tuesday, April 24, 2001. These comments may include forward-looking or other material information. Mr. Elliott's pre-recorded commentary, plus a related series of graphics, also will be available at our Web site (www.mellon.com) during the same period. Press releases and other information about Mellon Financial Corporation and its products and services also are available at our Web site. For press releases by fax, call 1 (800) 758-5804, identification number 552187.

Note: Detailed supplemental financial information follows.

Business Sectors

Summary	% of Core Sector Revenue			% of Core Sector Income Before Taxes

	1Q01	4Q00	1Q00	1Q01	4Q00	1Q00

Growth Sectors	70%	71%	70%	61%	62%	68%
Return Sectors	30%	29%	30%	39%	38%	32%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%

Contribution To Earnings Per Share From Total Core Business Sectors
(in millions, except per share amounts)	1Q01	1Q00	Growth	1Q01	4Q00	Growth	(a)

Net Income	257	$220	17%	$257	$244	5%
Contribution to EPS	$ .53	$ .44	20%	$ .53	$ .50	6%

(a) Unannualized.

Contribution To Earnings Per Share From Total Core Business Sectors - Five-Quarter Trend
(in millions, except per share amounts)	1Q01	4Q00	3Q00	2Q00	1Q00

Net Income	$257	$244	$241	$232	$220
Contribution to EPS	$ .53	$ .50	$ .48	$ .47	$ .44

The Corporation manages its business sectors utilizing growth and return strategies. The sectors managed for growth include businesses which are predominantly fee-based in nature. The Corporation invests in these businesses for future growth. The sectors managed for return include the more slowly growing, traditional banking businesses. These sectors are managed to drive profitability and higher returns on equity, primarily focusing on improving productivity through re-engineering and effective capital management.

(dollar amounts in millions)	First Quarter 2001			First Quarter 2000

Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Managed for Growth:
Wealth Management	$ 117	$ 52	58%	$ 104	$ 43	50%
Global Investment Management	271	86	34	302	114	50
Global Investment Services	343	85	35	260	62	32
Global Cash Management	98	28	43	85	25	47

Total Growth Sectors	829	251	39	751	244	43
Managed for Return:
Regional Banking	215	103	41	190	68	25
Relationship Lending	104	51	13	100	40	9
Businesses Under Strategic Review	28	9	12	28	7	9

Total Return Sectors	347	163	23	318	115	15

Total Core Business Sectors	$1,176	$414	30%	$1,069	$359	26%

Note: During the first quarter of 2001, the Corporation made several reclassifications to its Core Business Sectors. The Corporation reclassified its cash management business line from the former Large Corporate Banking sector to a new growth sector titled Global Cash Management. The presentation of the Specialized Commercial Banking and Large Corporate Banking sectors was discontinued, with the various lines of business reallocated as follows. The results of Small Business Banking were reclassified from the former Specialized Commercial Banking sector to the newly named Regional Banking sector, which also includes the lines of business from the former Regional Consumer Banking sector. As previously disclosed, the Corporation is conducting a strategic review of the Mellon leasing businesses that serve mid-to-large corporations and vendors of small ticket equipment, and Mellon Business Credit, which provides asset-based lending products. The results of these businesses were removed from Specialized Commercial Banking and displayed in a newly formed sector titled Businesses Under Strategic Review. Finally, the Relationship Lending sector was formed from the remaining portion of the former Specialized Commercial Banking sector, which included middle market lending, commercial real estate lending and insurance premium financing, and the remaining portion of the former Large Corporate Banking Sector.

(dollar amounts in millions)	First Quarter 2001			Fourth Quarter 2000

Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Managed for Growth:
Wealth Management	$ 117	$ 52	58%	$ 121	$ 59	61%
Global Investment Management	271	86	34	302	101	41
Global Investment Services	343	85	35	281	60	27
Global Cash Management	98	28	43	97	26	44

Total Growth Sectors	829	251	39	801	246	40
Managed for Return:
Regional Banking	215	103	41	197	86	31
Relationship Lending	104	51	13	101	47	12
Businesses Under Strategic Review	28	9	12	33	16	21

Total Return Sectors	347	163	23	331	149	20

Total Core Business Sectors	$1,176	$414	30%	$1,132	$395	29%

Sectors Managed for Growth

1Q 2001 vs. 1Q 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Wealth Management	12%	6%	21%
Global Investment Management	(10)%	(2)%	(25)%
Global Investment Services	32%	30%	38%
Global Cash Management	16%	18%	12%

Total Growth Sectors	10%	14%	3%

1Q 2001 vs. 4Q 2000 (a)	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Wealth Management	(3)%	5%	(11)%
Global Investment Management	(10)%	(7)%	(16)%
Global Investment Services	22%	17%	41%
Global Cash Management	2%	(1)%	8%

Total Growth Sectors	4%	4%	2%

(a) Ratios are annualized.

The Corporation's growth sectors, with the exception of the Global Investment Management sector, showed good growth in revenue and income before taxes for the first quarter of 2001 compared with the first quarter of 2000. The results of the Global Investment Management sector were negatively impacted by lower brokerage services and asset management revenue reflecting the impact of the unfavorable equity market conditions in the first quarter of 2001. The results of the Global Investment Services sector were favorably impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. However, excluding the impact of the acquisition, revenue for this sector increased 11% and income before taxes increased 23%, reflecting higher institutional trust and custody, and higher benefits consulting revenue. Revenue for the growth sectors grew 10% in the first quarter of 2001 compared with the first quarter of 2000, while income before taxes grew 3% over the same period. The pretax operating margin, excluding the amortization of intangibles, for the growth sectors was 32% in the first quarter of 2001, compared with 34% in the first quarter of 2000.

Excluding the full quarter impact of the December 2000 acquisition of Mellon Investor Services, revenue, expense and income before taxes for the growth sectors were essentially flat in the first quarter of 2001 compared with the fourth quarter of 2000. Results for the Wealth Management and Global Investment Management sectors reflected the impact of the equity market conditions in the first quarter of 2001. These results were offset by revenue growth and operating expense management in the Global Investment Services and Global Cash Management sectors.

Sectors Managed for Return

	Pretax Operating Margin (a)			Return on Common Equity			Average Allocated Equity

(dollar amounts in millions)	1Q01	4Q00	1Q00	1Q01	4Q00	1Q00	1Q01	4Q00	1Q00

Regional Banking	52%	47%	42%	41%	31%	25%	$ 709	$ 742	$ 747
Relationship Lending	53%	50%	44%	13%	12%	9%	$1,318	$1,309	$1,431
Businesses Under Strategic Review	46%	59%	38%	12%	21%	9%	$ 230	$ 220	$ 219
Total Return Sectors	51%	50%	42%	23%	20%	15%	$2,257	$2,271	$2,397

(a) Excludes amortization of intangibles.

The results in the first quarter of 2001 for the return sectors continue to demonstrate the Corporation's strategy of driving profitability and higher returns on equity, primarily focusing on improving productivity through re-engineering and effective capital management. The Corporation aggressively manages capital levels in the return sectors. Average allocated equity decreased $14 million in the first quarter of 2001, compared with the fourth quarter of 2000, and decreased $140 million compared with the first quarter of 2000. The return on common equity increased to 23%, up from 20% in the fourth quarter of 2000, and up from 15% in the first quarter of 2000. The improved results in the return sectors in the first quarter of 2001 compared with the prior year quarters primarily reflected higher loan securitization gains, lower asset quality expense and effective operating expense management. The results for Businesses Under Strategic Review reflected a higher level of lease residual gains in the fourth quarter of 2000 as compared with the first quarters of both 2001 and 2000. The pretax operating margin in the first quarter of 2001 was 51%, up from 50% in the fourth quarter of 2000, and up from 42% in the prior year period. Credit losses in the return sectors consumed $14 million, or 4%, of revenue in the first quarter of 2001 compared with $19 million, or 6% in the fourth quarter of 2000, and $22 million, or 7%, in the first quarter of 2000.

Noninterest Revenue

	Quarter ended

	March 31,	Dec. 31,	March 31,
(dollar amounts in millions, unless otherwise noted)	2001	2000	2000

Trust and investment fee revenue:
Investment management fee revenue:
Managed mutual funds	$ 174	$ 172	$ 166
Institutional	80	95	82
Private clients	80	81	76

Total investment management fee revenue	334	348	324
Administration and custody fee revenue:
Institutional trust	183	134	121
Mutual funds	16	20	48
Private clients	6	8	4

Total administration and custody fee revenue	205	162	173
Benefits consulting	66	65	56
Brokerage fees	16	16	25

Total trust and investment fee revenue	621	591	578
Cash management and deposit transaction charges	83	86	74
Foreign currency and securities trading revenue	55	43	51
Financing-related revenue	67	58	39
Equity investment revenue	9	5	36
Other	24	23	20

Total fee and other revenue	859	806	798
Gains on sales of securities	-	-	-

Total noninterest revenue	$ 859	$ 806	$ 798

Fee revenue as a percentage of net interest and fee revenue (FTE)	73%	71%	71%
Trust and investment fee revenue as a percentage of net interest
and fee revenue (FTE)	52%	51%	51%

Assets under management at period end (in billions)	$ 520	$ 530	$ 511
Assets under administration or custody at period end (in billions)	$2,251	$2,267	$2,261

S&P 500 Index	1,160	1,320	1,499

Note: For analytical purposes, the term "fee revenue," as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $859 million in the first quarter of 2001 was impacted by the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party, and the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding these factors, fee revenue increased 4% in the first quarter of 2001, compared with the first quarter of 2000, primarily due to higher trust and investment fee revenue, and cash management and deposit transaction charges.

Fee revenue growth (a)	1st Qtr. 2001 over 1st Qtr. 2000	1st Qtr. 2001 over 4th Qtr. 2000

Trust and investment fee revenue growth	2%	(2)% (b)
Total fee revenue growth	4%	1% (b)

(a)	Excludes the effect of acquisitions and the expiration of the long-term mutual fund administration contract with a third party.
(b)	Unannualized.

Excluding the full-quarter effect of the acquisition of the remaining 50% interest in Mellon Investor Services, fee revenue increased 1% unannualized in the first quarter of 2001 compared with the fourth quarter of 2000, primarily resulting from higher foreign currency and securities trading revenue, and higher financing-related and equity investment revenue.

Investment management fee revenue

Investment management fee revenue increased $10 million, or 3%, in the first quarter of 2001, compared with the first quarter of 2000, and decreased $14 million, or 4% unannualized, in the first quarter of 2001, compared with the fourth quarter of 2000. The increase in the first quarter of 2001 compared to the first quarter of 2000 primarily resulted from an $8 million, or 5%, increase in mutual fund management revenue; and a $4 million, or 5%, increase in private client asset management revenue. The decrease in institutional asset management revenue compared with the fourth quarter of 2000 reflects a lower level of performance fees, which are primarily recorded in the fourth quarter of each year. These fees are earned by investment managers as the investment performance of their products exceed various benchmarks.

Mutual fund management fees are based upon the average net assets of each fund. The average assets of proprietary mutual funds managed in the first quarter of 2001 were $150 billion, up $13 billion, or 9%, from $137 billion in the first quarter of 2000, and up $5 billion, or 3% unannualized, from $145 billion in the fourth quarter of 2000. The increase compared with the first quarter of 2000 resulted primarily from increases in average net assets of institutional taxable money market funds, offset in part by lower average net assets of equity funds. Proprietary equity funds averaged $51 billion in the first quarter of 2001, a decrease of $4 billion, or 7%, compared with $55 billion in the first quarter of 2000, and a decrease of $5 billion, or 8%, compared with $56 billion in the fourth quarter of 2000.

As shown in the table on the following page, the market value of assets under management was $520 billion at March 31, 2001, a $10 billion, or 2% unannualized, decrease from $530 billion at Dec. 31, 2000, and a $9 billion, or 2%, increase from $511 billion at March 31, 2000. The decrease at March 31, 2001, compared to Dec. 31, 2000, was primarily due to a decline in the equity markets in the first quarter of 2001 partially offset by net new business. The equity markets at March 31, 2001, as measured by the Standard and Poor's 500 Index, decreased 12.1% compared with Dec. 31, 2000, and decreased 22.6% compared with March 31, 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 1.7% at March 31, 2001, compared to Dec. 31, 2000, and increased 13.2% compared to March 31, 2000.

Market value of assets under management at period end
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in billions)	2001	2000	2000	2000	2000

Mutual funds managed:
Equity funds	$ 47	$ 54	$ 60	$ 59	$ 59
Money market funds	81	68	64	58	60
Bond and fixed-income funds	22	21	21	21	21
Nonproprietary	23	31	32	31	31

Total mutual funds managed	173	174	177	169	171
Institutional (a)	298	302	309	298	286
Private clients	49	54	54	54	54

Total market value of assets
under management	$ 520	$ 530	$ 540	$ 521	$ 511
S&P 500 Index	1,160	1,320	1,437	1,455	1,499

(a)	Includes assets managed at Pareto Partners of $28 billion at March 31, 2001, $29 billion at Dec. 31, 2000; $29 billion at Sept. 30, 2000; $30 billion at June 30, 2000; and $32 billion at March 31, 2000. The Corporation has a 30% equity interest in Pareto Partners.

Administration and custody fee revenue

Administration and custody fee revenue increased $32 million, or 19%, in the first quarter of 2001 compared with the first quarter of 2000 and increased $43 million, or 27% unannualized, in the first quarter of 2001, compared with the fourth quarter of 2000. The increase compared with the first quarter of 2000 was impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and by the May 2000 expiration of the long-term mutual fund administration contract with a third party. Excluding these factors, administration and custody fee revenue increased 3% compared to the first quarter of 2000. The results of Mellon Investor Services had been accounted for under the equity method of accounting prior to the acquisition, with the net results recorded as institutional trust and custody revenue. Following the acquisition, the gross fee revenue from this business is primarily included in institutional trust and custody revenue. Mellon Investor Services generated approximately $59 million of gross fee revenue in the first quarter of 2001. Fees from the long-term mutual fund administration contract totaled $24 million pre-tax, or approximately $.03 per common share, in the first quarter of 2000.

Administration and custody fee revenue increased 3% in the first quarter of 2001 compared to the fourth quarter of 2000, excluding the full quarter impact of the December 2000 acquisition of Mellon Investor Services. This increase was primarily due to higher securities lending revenue.

The market value of assets under administration or custody, shown in the table on the following page, was $2,251 billion at March 31, 2001, a decrease of $16 billion, or 1% unannualized, compared with $2,267 billion at Dec. 31, 2000, and a decrease of $10 billion, or less than 1%, compared with $2,261 billion at March 31, 2000, reflecting the decrease in the Standard and Poor's 500 Index.

Market value of assets under administration or custody at period end
(in billions)	March 31, 2001	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	March 31, 2000

Institutional trust (a)(b)	$2,108	$2,118	$2,153	$2,122	$2,131
Mutual funds	112	116	111	100	93
Private clients	31	33	34	35	37

Total market value of assets under
administration or custody	$2,251	$2,267	$2,298	$2,257	$2,261

S&P 500 Index	1,160	1,320	1,437	1,455	1,499

(a)	Includes $300 billion of assets at March 31, 2001; $323 billion of assets at Dec. 31, 2000; $330 billion of assets at Sept. 30, 2000; $320 billion of assets at June 30, 2000; and $325 billion of assets at March 31, 2000, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(b)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $103 billion at March 31, 2001; $95 billion at Dec. 31, 2000; $84 billion at Sept. 30, 2000; $64 billion at June 30, 2000; and $60 billion at March 31, 2000.

Benefits consulting fees generated by Buck Consultants increased $10 million, or 19%, in the first quarter of 2001, compared with the first quarter of 2000, and increased $1 million, or 2% unannualized, compared with the fourth quarter of 2000. The increase compared with the first quarter of 2000 primarily reflects increased project activity and revenue from existing clients.

The $9 million, or 37%, decrease in brokerage fees in the first quarter of 2001 compared to the prior-year period primarily resulted from lower trading volumes in the volatile equities markets. Brokerage fees remained unchanged, compared to the fourth quarter of 2000. Dreyfus Brokerage Services, Inc. averaged approximately 10,100 trades per day in the first quarter of 2001, compared with approximately 11,000 trades per day in the fourth quarter of 2000 and approximately 16,500 trades per day in the first quarter of 2000.

Cash management fees and deposit transaction charges increased $9 million, or 11%, in the first quarter of 2001, compared with the prior-year period, and decreased $3 million, or 4%, compared with the fourth quarter of 2000. The increase in the first quarter of 2001 compared with the first quarter of 2000 primarily resulted from higher volumes of cash management business, particularly in electronic services. Cash management fees do not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue increased by 6% to a record $55 million in the first quarter of 2001, compared with the prior-year period, primarily due to higher securities trading revenue and increased by $12 million, or 27%, compared with the fourth quarter of 2000, primarily due to higher foreign exchange revenue.

Financing-related and equity investment revenue totaled $76 million in the first quarter of 2001, compared with $63 million in the fourth quarter of 2000 and $75 million in the first quarter of 2000. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; loan securitization revenue; gains or losses on loan securitizations and sales; and gains or losses on lease residuals, increased $28 million in the first quarter of 2001 compared with the first quarter of 2000, primarily due to a gain on a home equity loan securitization. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital investments, decreased $27 million in the first quarter of 2001, compared with the first quarter of 2000, primarily due to lower levels of realized gains.

Other revenue increased $4 million in the first quarter of 2001 compared with the prior-year period, due in part to higher gains on the sale of assets.

Fee and other revenue including gross joint venture fee revenue

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with net results recorded primarily as trust and investment fee revenue. The gross joint venture fee revenue is not included in the reported fee revenue. Approximately half of the trust and investment gross joint venture fee revenue for the first quarter of 2000 presented in the table below is attributable to Mellon Investor Services. Following the December 2000 acquisition of the remaining 50% interest in the joint venture, this gross revenue began to be included in reported fee revenue. The table below presents the components of total fee and other revenue, including gross joint venture fee revenue.

	Quarter ended

(in millions)	March 31, 2001	Dec. 31, 2000		March 31, 2000

Trust and investment fee revenue	$ 688	$ 690		$ 713
Foreign currency and securities trading revenue	62	48		58
Non-impacted components of fee and other revenue	183	172		169

Total fee and other revenue including gross joint
venture fee revenue	933	910		940

Less: Trust and investment gross joint venture fee revenue	(67)	(99	)(a)	(135)
Foreign currency and securities trading gross joint
venture fee revenue	(7)	(5)		(7)

Total gross joint venture fee revenue (b)	(74)	(104)		(142)

Total fee and other revenue as reported	$ 859	$ 806		$ 798

(a)	The fourth quarter 2000 amount includes 2 months of gross revenue from Mellon Investor Services, as the Corporation purchased the remaining 50% interest in this joint venture on Dec. 1, 2000.
(b)	The gross joint venture fee revenue presented above is shown net of the equity income earned from the joint ventures.

Net Interest Revenue

	Quarter ended

(dollar amounts in millions)	March 31, 2001	Dec. 31, 2000	March 31, 2000

Net interest revenue (FTE)	$ 327	$ 335	$ 331
Net interest margin (FTE)	3.52%	3.62%	3.54%

Average money market investments	$ 2,708	$ 2,492	$ 1,713
Average trading account securities	$ 363	$ 453	$ 248
Average securities	$ 8,709	$ 6,873	$ 6,155
Average loans	$25,847	$26,857	$29,283

Average interest-earning assets	$37,627	$36,675	$37,399

Net interest revenue on a fully taxable equivalent basis in the first quarter of 2001 decreased $4 million, or 1%, compared with the first quarter of 2000, primarily reflecting higher funding costs related to the repurchase of common stock. The net interest margin of 3.52% was 2 basis points lower than in the prior year period. Average interest-earning assets increased $228 million as a $3.4 billion decrease in average loans was offset by a $2.6 billion increase in average securities and a $995 million increase in average money market investments. The increase in average securities and money market investments was due in large part to the short term investment of funds resulting from customer driven liquidity in excess of typical levels, during both the first quarter of 2001 and the fourth quarter of 2000. The decrease in loans primarily reflected a lower level of consumer and wholesale loans.

Net interest revenue on a fully taxable equivalent basis in the first quarter of 2001 decreased $8 million, or 2%, unannualized, compared with the fourth quarter of 2000. This decrease resulted in part from higher funding costs related to the repurchase of common stock as well as a lower yielding asset mix discussed above, and two fewer days in the first quarter of 2001 compared to the fourth quarter of 2000. The net interest margin decreased 10 basis points in the first quarter of 2001 compared with the fourth quarter of 2000.

Operating Expense

	Quarter ended

	March 31,	Dec. 31,	March 31,
(dollar amounts in millions)	2001	2000	2000

Staff expense	$ 426	$ 409	$ 397
Professional, legal and other purchased services	80	72	67
Net occupancy expense	68	62	64
Equipment expense	43	40	37
Amortization of goodwill	30	28	29
Amortization of other intangible assets	3	4	8
Net revenue from acquired property	-	-	(1)
Other expense	105	109	117

Total operating expense	$ 755	$ 724	$ 718

Efficiency ratio (a)	63%	63%	63%
Efficiency ratio excluding amortization of goodwill	61%	60%	61%

Average full-time equivalent staff	26,800	25,300	25,400

(a)	Operating expense before net revenue from acquired property, as a percentage of revenue, computed on a taxable equivalent basis, excluding gains on the sales of securities.

Operating expense totaled $755 million in the first quarter of 2001, an increase of $37 million compared with the first quarter of 2000, primarily resulting from the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding the effect of acquisitions, operating expense decreased 2% compared with the first quarter of 2000, due in part to lower incentive and advertising expense. The increase in the average full-time equivalent staff in the first quarter of 2001 compared to the fourth quarter of 2000, was primarily due to the acquisition of the remaining 50% interest in Mellon Investor Services.

Operating expense growth	1st Qtr. 2001 over 1st Qtr. 2000	1st Qtr. 2001 over 4th Qtr. 2000

Operating expense growth (a)	(2)%	-% (b)

(a)	Excluding the impact of acquisitions and before the net revenue from acquired property.
(b)	Unannualized.

Excluding the effect of acquisitions, operating expense was substantially unchanged in the first quarter of 2001 compared with the fourth quarter of 2000.

Income Taxes

The Corporation's effective tax rate for the first quarter of 2001 was 36%, compared with 36.5% in the first quarter of 2000. It is currently anticipated that the effective tax rate will be approximately the same for the remainder of 2001.

Provision for Credit Losses, Net Credit Losses and Reserve for Credit Losses

	Quarter ended

	March 31,	Dec. 31,		March 31,
(dollar amounts in millions)	2001	2000		2000

Provision for credit losses	$ 15	$ 15		$ 10

Net credit (losses) recoveries:
Consumer credit	(3)	(6	) (a)	(3)
Commercial real estate	-	1		5
Commercial and financial	(13)	(15)		(13)

Total net credit losses	$(16)	$(20)		$ (11)

Annualized net credit losses to average loans	.24%	.30%	(b)	.15%

Reserve for credit losses at end of period	$391	$393		$402
Reserve as a percentage of total loans	1.54%	1.49%		1.42%

(a)	Includes $4 million of credit losses resulting from the adoption at year-end 2000 of new standards for the classification and management of retail credit, published by the banking regulators.
(b)	The ratio of net credit losses to average loans, excluding the credit losses resulting from the adoption of the new regulatory standards, was .24% for the fourth quarter of 2000.

The reserve for credit losses as a percentage of total loans was 1.54% at March 31, 2001, a 12 basis point increase compared with the prior-year period reflecting a $2.9 billion, or 10%, lower level of loans outstanding.

Nonperforming Assets

	March 31,	Dec. 31,	Sept. 30,	March 31,
(dollar amounts in millions)	2001	2000	2000	2000

Nonperforming loans:
Consumer mortgage	$ 15	$ 23	$ 21	$ 38
Commercial real estate	5	5	7	6
Other	271	224	176	144

Total nonperforming loans	291	252	204	188
Acquired property:
Real estate acquired	13	13	12	14
Reserve for real estate acquired	-	-	-	(1)

Net real estate acquired	13	13	12	13
Other assets acquired	6	6	6	9

Total acquired property	19	19	18	22

Total nonperforming assets	$310	$271	$222	$ 210

Nonperforming loans as a percentage of total loans	1.15%	.95%	.74%	.67%
Nonperforming assets as a percentage of total loans
and net acquired property	1.22%	1.03%	.81%	.74%

Nonperforming assets increased $39 million, compared with Dec. 31, 2000, and $100 million, compared with March 31, 2000. The higher level of nonperforming assets, compared with Dec. 31, 2000, resulted in part from the assignment of nonperforming status to a commercial loan to a borrower in the financial services industry in the first quarter of 2001, as well as from the addition of various other loans, partially offset by principal repayments and credit losses. The higher level of nonperforming assets, compared with March 31, 2000, also resulted from the assignment of nonperforming status to commercial loans totaling $38 million to a borrower in the building materials manufacturing industry, who voluntarily filed for Chapter 11 bankruptcy protection in October 2000 as a result of the financial burden caused by asbestos liability litigation claims.

On April 6, 2001, a California-based electric and natural gas utility company voluntarily filed for Chapter 11 bankruptcy protection as the result of its inability, due to rules governing the industry's deregulation, to increase rates to levels needed to cover higher costs for power. At March 31, 2001, loans outstanding to the borrower totaled $40 million with an additional $1 million of commercial paper held by the Corporation, neither of which is included in the table above.

As disclosed previously, the Corporation is conducting a strategic review of Mellon Leasing Corporation businesses that serve mid-to-large corporations and vendors of small ticket equipment, along with Mellon Business Credit, which provides asset-based lending products. Nonperforming assets at March 31, 2001, for these businesses totaled $42 million.

Selected Capital Data

	March 31,		Dec. 31,	Sept. 30,	March 31,
(dollar amounts in millions, except per share amounts)	2001		2000	2000	2000

Total shareholders’ equity	$ 3,878		$ 4,152	$ 4,032	$ 3,851
Total shareholders’ equity to assets ratio	8.38%		8.24%	8.89%	8.13%
Tangible shareholders’ equity (a)	$ 2,286		$ 2,535	$ 2,425	$ 2,190
Tangible shareholders’ equity to assets ratio (b)	5.13%		5.21%	5.56%	4.80%

Tier I capital ratio	6.7%	(c)	7.23%	7.21%	6.49%
Total (Tier I plus Tier II) capital ratio	11.0%	(c)	11.74%	11.72%	10.61%
Leverage capital ratio	6.3%	(c)	7.11%	7.18%	6.61%

Book value per common share	$ 8.13		$ 8.53	$ 8.26	$ 7.84
Tangible book value per common share	$ 4.79		$ 5.21	$ 4.97	$ 4.46

Closing common stock price	$ 40.52		$ 49.19	$ 46.38	$ 29.50
Market capitalization	$ 19,336		$ 23,941	$ 22,631	$ 14,491
Common shares outstanding (000)	477,204		486,739	487,990	491,210

(a)

Includes $87 million, $89 million, $81 million and $74 million, respectively, of minority interest, primarily related to Newton. In addition, includes $329 million, $334 million, $313 million and $323 million, respectively, of tax benefits related to tax deductible goodwill and other intangibles.

(b)	Shareholders' equity plus minority interest and less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions. The amount of goodwill and other intangibles subtracted from shareholders' equity and total assets is net of any tax benefit.
(c)	Estimated.

The decrease in the Corporation's risk-based capital ratios compared with Dec. 31, 2000, reflects the effect of common stock repurchases partially offset by earnings retention and lower asset levels. The increase in the Corporation's risk-based capital ratios compared with March 31, 2000, reflects lower asset levels as well as a lower risk-weighted mix of assets.

During the first quarter of 2001, approximately 11.4 million shares of common stock were repurchased at a purchase price of $528 million for an average share price of $46.24 per share. Common shares outstanding at March 31, 2001, were 8.9% lower than at Dec. 31, 1998, reflecting a 46.6 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $2.3 billion, at an average share price of $37.16 per share. There are an additional 7.2 million shares available for repurchase under the current 25 million share repurchase program authorized by the board of directors in May 2000.

The Corporation's average level of treasury stock was approximately $541 million higher in the first quarter of 2001 compared with the first quarter of 2000. After giving effect to funding the higher level of treasury stock, valued at a short-term funding rate, the lower share count increased diluted earnings per share by approximately 2%, comparing the first quarter of 2001 with the first quarter of 2000.

Impact of Proposed New Goodwill Accounting Standard

Except for the 1994 merger with Dreyfus, which was accounted for under the "pooling of interests" method, the Corporation has been required to account for business combinations under the "purchase" method of accounting. The purchase method results in the recording of goodwill and other identified intangibles that are amortized as noncash charges in future years into operating expense. The pooling of interests method does not result in the recording of goodwill or intangibles. Since goodwill and intangible amortization expense does not result in a cash expense, the economic value to shareholders under either accounting method is the same assuming a given financing mix.

The Financial Accounting Standards Board has issued an exposure draft on business combinations that would, among other things, eliminate the pooling of interests method of accounting for future acquisitions and require that goodwill no longer be amortized, but would be subject to impairment testing. Results, excluding the impact of goodwill amortization, according to the proposed new accounting standard, are shown in the table below.

Financial results - in accordance with proposed new accounting standard

	Quarter ended

(dollar amounts in millions, except	March 31,	Dec. 31,		March 31,
per share amounts; ratios annualized)	2001	2000		2000

Net income	$264	$255		$253
Plus after-tax impact of amortization of goodwill
from purchase acquisitions:
Goodwill	26	24		25
Other (a)	1	1		1

Pro forma net income	$291	$280		$279
Increase over prior-year period	4%	4%	(b)	9%	(b)

Pro forma earnings per share - diluted	$ .59	$ .56		$ .55
Increase over prior-year period	7%	6%	(b)	15%	(b)

Pro forma return on common equity	29.6%	27.7%		28.7%
Pro forma return on assets	2.45%	2.39%		2.37%

(a)	Primarily relates to the goodwill on investments in joint ventures.
(b)	As compared to fourth quarter 1999 and first quarter 1999 operating results, respectively.

  SUMMARY DATA
  Mellon Financial Corporation
  Five Quarter Trend

	Quarter ended
(dollar amounts in millions,
except per share amounts;	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
common shares in thousands)	2001	2000	2000	2000	2000

Selected key data

Reported results (a):
Diluted earnings per share	$ .54	$ .52	$ .51	% .50	$ .50
Net income	$264	$255	$252	$247	$253
Return on equity	26.9%	25.2%	25.8%	26.2%	26.0%
Return on assets	2.22%	2.17%	2.18%	2.12%	2.15%

Results excluding goodwill amortization:
Diluted earnings per share	$ .59	$ .56	$ .56	$ .56	$.55
Net income	$291	$280	$278	$273	$279
Return on equity	29.6%	27.7%	28.4%	29.0%	28.7%
Return on assets	2.45%	2.39%	2.40%	2.34%	2.37%

Shareholders' equity to assets:
Reported	8.38%	8.24%	8.89%	8.39%	8.13%
Tangible (b)	5.13	5.21	5.56	5.03	4.80
Fee revenue as a percentage of net interest and fee revenue (FTE)	73%	71%	70%	70%	71%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	52%	51%	50%	51%	51%
Efficiency ratio excluding amortization of goodwill	61%	60%	60%	61%	61%
Average common shares and equivalents outstanding:
Basic	482,718	487,398	488,188	489,480	496,740
Diluted	489,328	494,986	495,332	495,103	502,082

- continued -

  SUMMARY DATA
  Mellon Financial Corporation
  Five Quarter Trend
  (continued)

	Quarter ended

	March 31,	Dec 31,	Sept. 30,	June 30,	March 31,
(dollar amounts in millions)	2001	2000	2000	2000	2000

Average balances for the quarter

Money market investments	$ 2,708	$ 2,492	$ 2,009	$ 2,219	$ 1,713
Trading account securities	363	453	322	214	248
Securities	8,709	6,873	6,166	6,121	6,155

Total money market investments and securities	11,780	9,818	8,497	8,554	8,116
Loans	25,847	26,857	27,430	27,943	29,283

Total interest-earning assets	37,627	36,675	35,927	36,497	37,399
Total assets	48,198	46,741	46,058	46,978	47,205
Deposits	33,601	32,762	32,114	32,762	32,220
Total interest-bearing liabilities	32,160	31,069	30,738	31,367	32,036
Total shareholders’ equity	3,992	4,023	3,893	3,793	3,905

(a)	Computed in accordance with generally accepted accounting principles.
(b)	See page 16 for the definition of this ratio.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation
Five Quarter Trend

	Quarter ended

	March 31,	Dec 31,	Sept. 30,	June 30,	March 31,
(in millions, except per share amounts)	2001	2000	2000	2000	2000

Interest revenue
Interest and fees on loans (loan fees of
$16, $14, $15, $15 and $14)	$507	$557	$575	$563	$ 565
Interest-bearing deposits with banks	19	18	17	15	10
Federal funds sold and securities under resale
agreements	16	20	12	17	13
Other money market investments	2	2	1	1	1
Trading account securities	5	5	5	4	4
Securities	136	114	103	104	103

Total interest revenue	685	716	713	704	696
Interest expense
Interest on deposits	240	260	250	244	233
Federal funds purchased and securities under
repurchase agreements	28	29	27	25	23
Other short-term borrowings	14	13	20	27	34
Notes and debentures	59	62	60	57	58
Trust-preferred securities	20	20	20	19	20

Total interest expense	361	384	377	372	368

Net interest revenue	324	332	336	332	328
Provision for credit losses	15	15	10	10	10

Net interest revenue after provision for
credit losses	309	317	326	322	318
Noninterest revenue
Trust and investment fee revenue	621	591	561	565	578
Cash management and deposit transaction charges	83	86	83	83	74
Foreign currency and securities trading revenue	55	43	42	42	51
Financing-related revenue	67	58	44	43	39
Equity investment revenue	9	5	20	17	36
Other	24	23	23	23	20

Total fee and other revenue	859	806	773	773	798
Gains on sales of securities	-	-	-	-	-

Total noninterest revenue	859	806	773	773	798
Operating expense
Staff expense	426	409	399	390	397
Professional, legal and other purchased services	80	72	77	70	67
Net occupancy expense	68	62	57	58	64
Equipment expense	43	40	35	38	37
Amortization of goodwill	30	28	29	29	29
Amortization of other intangible assets	3	4	3	4	8
Net expense (revenue) from acquired property	-	-	2	1	(1)
Other expense	105	109	102	115	117

Total operating expense	755	724	704	705	718

Income before income taxes	413	399	395	390	398
Provision for income taxes	149	144	143	143	145

Net income	$264	$255	$252	$247	$ 253

Basic net income per share	$.55	$.52	$.52	$.50	$ .51

Diluted net income per share	$.54	$.52	$.51	$.50	$ .50

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	March 31, 2001	Dec. 31, 2000	Sept. 30, 2000	March 31, 2000

Assets
Cash and due from banks	$ 2,873	$ 3,506	$ 2,888	$ 2,958
Money market investments	2,111	3,917	1,214	2,870
Trading account securities	310	276	371	139
Securities available for sale	7,107	7,910	5,323	5,055
Investment securities (approximate fair value of $974,
$1,027, $1,058 and $1,140)	961	1,022	1,063	1,153
Loans, net of unearned discount of $61, $66, $74 and $71	25,350	26,369	27,421	28,285
Reserve for credit losses	(391)	(393)	(400)	(402)

Net loans	24,959	25,976	27,021	27,883
Premises and equipment	726	698	598	572
Goodwill	1,971	1,993	1,951	2,002
Other intangibles	37	47	50	56
Mortgage servicing assets	22	24	25	17
Other assets	5,206	4,995	4,833	4,676

Total assets	$46,283	$50,364	$45,337	$47,381

Liabilities
Deposits in domestic offices	$28,873	$33,018	$28,634	$30,735
Deposits in foreign offices	2,840	3,872	3,111	2,611
Short-term borrowings	3,355	2,046	2,306	2,936
Other liabilities	2,753	2,764	2,732	2,817
Notes and debentures (with original maturities over one year)	3,590	3,520	3,531	3,440
Trust-preferred securities	994	992	991	991

Total liabilities	42,405	46,212	41,305	43,530
Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares
Issued - 588,661,920 shares	294	294	294	294
Additional paid-in capital	1,852	1,837	1,821	1,793
Retained earnings	4,378	4,270	4,155	3,938
Accumulated unrealized gain (loss), net of tax	6	(38)	(87)	(151)
Treasury stock of 111,457,855; 101,922,986; 100,671,971;
and 97,452,373 shares at cost	(2,652)	(2,211)	(2,151)	(2,023)

Total shareholders’ equity	3,878	4,152	4,032	3,851

Total liabilities and shareholders’ equity	$46,283	$50,364	$45,337	$47,381